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                                                                     Exhibit 4.2

                              CONSULTING AGREEMENT

THIS AGREEMENT is entered into on the 1st day of April, 2001, between I-TRANSACTION.NET, INC. (the "Corporation") and JOANNE BROEDERS ("Consultant")

13.      RECITALS
13.1. The Corporation wishes to engage the Consultant to provide consulting services on the terms set out herein.

13.2.    The Consultant wishes to accept this engagement by the Corporation.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

14.      DEFINITIONS
14.1.    In this Agreement,
         (a) "AGREEMENT" means this agreement as it may be amended from time to time.
         (b) "CONFIDENTIAL INFORMATION" means all confidential or proprietary information, intellectual property (including trade secrets, business models and procedures, and customer lists) and material change and material facts relating to the business and affairs of the Corporation that have not been disseminated to the public.

15.      ENGAGEMENT
15.1. The Consultant irrevocably agrees to provide her services to the Corporation, or such affiliated or related entity of the Corporation as the Corporation may deem more appropriate from time to time for taxation or business reasons (and for purposes of this agreement, such affiliated or related entity or entities are included in the definition of the ACorporation@);

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15.2.    The Consultant agrees and consents to her appointment to the Board of
         Directors of the Corporation. The Consultant's services shall include INTER ALIA, all services consistent with the office of Director (the "Services"). The parties acknowledge and agree that the Consultant's services as director of the Corporation shall at all times be subject to the law governing corporations in New Jersey and all other applicable United States and New Jersey laws.

15.3. The Consultant represents, warrants and covenants that the Consultant has the right and capacity to enter into and to perform her obligations under this agreement.

16.      COMPENSATION
16.1. As compensation for the Consultant's services set out herein, the Corporation agrees to pay the Consultant as follows:
         (a) FEE FOR SERVICES: The Corporation agrees to pay the Consultant a annual fee for services in the amount of $75,000 in U.S. dollars, payable in equal monthly installments or as may be mutually agreed, less such deductions or withholdings required by law and any other deductions that may be mutually agreed.

17.      TERM OF AGREEMENT
17.1. The term of this agreement shall be two (2) years, unless otherwise terminated by the parties pursuant to the terms of this Agreement.

18.      TERMINATION
18.1. This Agreement may be terminated after 90 days from the date first written above by either party giving 30 days written notice of intent to terminate.

18.2. The Corporation may terminate this Agreement on 30 days written notice if the Consultant is in breach of any of its covenants or agreements set out in Article 3 herein unless the breach is corrected within the 30 day notice period.

18.3. The Consultant may terminate this Agreement on 30 days written notice if the Corporation is in breach of any of its covenants or agreements set out herein unless the breach is corrected within the 30 day notice period.

19.      CONFLICTS
19.1. The Consultant is in the business of providing similar services to other companies and such services as provided to others whether their business be similar to that of the Corporation, will not be a breach of this Agreement or considered a conflict of interest on the part of the Consultant.

20.      CONFIDENTIAL INFORMATION
20.1. During the term of this Agreement and at all times after the termination of this Agreement, the Consultant will keep confidential all Confidential Information and will not use, for the benefit of the Consultant or others (except in connection with the business and affairs of the Corporation in the course of providing services hereunder) any Confidential Information and will not disclose any Confidential Information to any person except in the course of providing services under this Agreement to a person who is employed by the Corporation or with the Corporation's prior consent and in accordance with applicable law. The foregoing prohibition will not apply to any Confidential Information if:
         (a) The Confidential Information is available to the public or in the public domain at the time of disclosure or use.
         (b) Disclosure of the information is required to be made by operation of law, in which case the Consultant will notify the Corporation immediately upon learning of that requirement; or
         (c) Disclosure is made with the Corporation's prior written approval.

20.2. Consultant acknowledges that the Confidential Information may be deemed "insider trading" for purposes of Canadian provincial securities laws and United States federal and state securities laws.


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20.3.    Consultant agrees not to use the Confidential Information in any manner which would violate Canadian provincial, or United States federal or state securities laws, and will indemnify and hold Corporation harmless from any liability caused by the Consultant's use of Confidential Information or trading in Corporation's securities when in possession of Confidential Information.

20.4. Consultant agrees that it shall not, directly or indirectly, and shall procure that is employees, agents and independent contractors do not, directly or indirectly disclose, disseminate, or make use of the Confidential Information for its own benefit or for the benefit of any person or entity other than the Corporation except in accordance with the provisions of this Agreement, and not for any other purpose.

20.5. If the Consultant should ever breach or threaten breach of this agreement, Consultant agrees to pay the Corporation's reasonable legal fees and disbursements incurred in obtaining equitable relief to restrain and enjoin use or disclosure or dissemination of the Confidential Information by the Consultant and by any third party who obtained such Confidential Information, directly or indirectly from Consultant, and to pay adequate compensation to the Corporation for whatever damages are caused by such breach.

21.      REGULATORY APPROVALS
21.1. If any of the provisions set out in this Agreement require regulatory approval, the Corporation undertakes to forthwith upon execution of this Agreement make application for such approval. The Consultant shall not be obligated to commence providing services under this agreement until such approvals are obtained. At the option of the Corporation all other provisions of this Agreement that are tied to the date of the Agreement may be extended to the date of said approvals.

22.      RELATIONSHIP
22.1. Except to the extent that the Parties otherwise agree in writing, this Agreement does not constitute and shall not be construed as constituting a partnership, joint venture, or employer/employee relationship between the Parties. The Consultant shall at all times remain an independent contractor of the Corporation, and neither party shall represent itself to be a employee of the other, nor assume any obligation or enter into any contract on behalf of the other. Except as required by law or pursuant to this Agreement, neither party shall have any liability or responsibility to the other party for any withholding, collection or payment of income taxes, unemployment insurance, statutory or other taxes.

23.      NOTICE
23.1. Any notice or other instrument required or permitted to be given hereunder shall be in writing and may be given by delivery in person or by prepaid registered mail, telex, telegram or telecopy:
         (a) In the case of the Corporation, to: 934 The East Mall, Toronto, Ontario, M9B 6J9, Facsimile: 416-410-7348; and
         (b)      In the case of the Consultant, to:

         provided that if any interruption in the postal service of the jurisdiction of the party giving or receiving any notice is in effect or known to be pending, any such notice or direction as aforesaid shall be given by personal delivery, telex, telegram or telecopy. Any notice or other instrument, if delivered as aforesaid, shall be deemed to have been given on the date of delivery, if given by telex, telegram or telecopy as aforesaid, shall be deemed to have been given on the next business day following the date of sending and, if mailed as aforesaid, shall be deemed to have been given on the fifth business day following the day on which it was mailed. Either party may change its address for service from time to time by notice given in accordance with the foregoing.

24.      GENERAL
24.1. The Corporation may assign this Agreement. The Consultant may assign this Agreement with the prior written approval of the Corporation.

24.2. The parties agree that no party may commence or continue any proceedings in any court of law in any jurisdiction to enforce the obligations of any other party to this agreement and no party at any time shall be entitled to commence or continue any proceedings in any court of law in any jurisdiction with respect to any omission of any material fact in this agreement.


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24.3.    This Agreement shall enure to the benefit of and be binding upon the
         Corporation, its successors and assigns, and the Consultant and her successors and permitted assigns.

24.4. This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The courts of the Province of Ontario shall have non-exclusive jurisdiction over any dispute arising out of the performance or interpretation of this agreement. The parties submit to the jurisdiction of the courts of the Province of Ontario. Notwithstanding the foregoing, the parties agree that the Consultant's services as director of the Corporation shall at all times be subject to the law governing corporations in New Jersey and all other applicable United States and New Jersey laws.

24.5. The Consultant agrees that the breach by the Consultant of any provision of this Agreement will cause irreparable damage to the Corporation, and upon any such breach, the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, without the necessity of proving actual damages.

24.6. The division of this Agreement into sections and the insertion of headings herein are for convenience of reference only and shall not affect the interpretation hereof.

24.7. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceable without invalidating the remaining provisions of this Agreement, and any prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable that provision in any other jurisdiction. For any provision severed there will be deemed substituted a like provision to accomplish the intent of the parties as closely as possible to the provision as drafted, as determined by any court or arbitrator having jurisdiction over any relevant proceeding, to the extent permitted by the applicable law.

24.8. This agreement constitutes the entire agreement between the parties pertaining to the subject matter. There are no warranties, representations or agreements between the parties in connection with the subject matter except as are specifically set out or referred to in this Agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by either party or its directors, officers, employees or agents to the other party, or its directors, officers or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there is to be no liability, wither in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

24.9. Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound. The failure of either party at any time to require performance by the other party of any provisions of this Agreement will in no way affect the right of that party to require performance of any provisions. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any breach of any provision of this Agreement be construed as a waiver of any continuing or succeeding breach of such provision unless otherwise expressly provided.

24.10. This Agreement constitutes the entire understanding of the parties relating to the subject matter hereof and replaces all previous agreements, written or oral, between the parties relating to the subject matter hereof.

24.11. All amounts in this Agreement are stated and will be paid in United States currency.

24.12. This Agreement may be executed in any number of counterparts, including facsimile signatures, which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

24.13. No presumption shall operate in favour of or against any Party hereto as a result of any responsibility that such Party may have had for drafting this Agreement or any portion thereof.

24.14. Each of the parties hereto acknowledges that it has read and understood the terms of this agreement. Each of the parties acknowledges that such party has been advised to seek independent legal advice with respect to

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         the terms and conditions and effect of this agreement and has received same, or has decided not to seek independent legal advice and to rely on his/her/its own judgment. Each of the parties shall pay all of their own expenses (including solicitors' and accountants' fees) in connection with the negotiation, drafting, and performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby (whether consummated or not).

IN WITNESS WHEREOF the parties hereto have executed this Agreement under their respective corporate seals and by the hands of their proper officers duly authorized.




-----------------------------
Joanne Broeders




I-TRANSACTION.NET, INC.
Per:


Signature: _________________________